UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 14, 2016

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	530-416-0266

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material definitive Agreement

As previously announced, on November 14, 2011, our company entered into an asset sale agreement with Bowerman Holdings LLC to acquire up to 75% of Bowerman’s right, title and interest in and to 31 KM mining claims and 17 Raddlefinger mining claims located in Siskiyou County, California. Closing of the acquisition was scheduled to occur by May 31, 2013, however our company and Bowerman have previously extended the closing date of the asset sale agreement.

On September 14, 2016, our company and Bowerman agreed to renew the asset sale agreement and extend the closing of the transaction until March 17, 2017 in consideration for the issuance of one million restricted shares of common stock to Trinity Alps Resources, Inc., the parent company of Bowerman. So long as our company is not in default of the agreement, and with consent of Bowerman, we may extend the closing date for as many as three additional 90 day periods.,. Patrick Fagen, our sole director and officer, is also the Manager of Bowerman, and is the President, CEO and a minority owner of Trinity.

Item 3.02	Unregistered Sales of Equity Securities

On September 14, 2016, we issued 1,000,000 common shares in the capital of our company. The securities were issued in connection with the extension of the asset sale agreement noted herein. We issued the securities to Trinity Alps Resources, Inc., a U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

10.1	Asset Sale Agreement with Bowerman Holdings, LLC dated November 14, 2011 (incorporated by reference to our Current Report on Form 8-K filed on November 21, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Patrick Fagen
Patrick Fagen President, Chief Executive Officer and Director
Date: September 19, 2016